Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (the “Settlement Agreement and Release”) is made and entered into by and between Alta Partners, LLC (“Plaintiff”) and BRC Inc. (“Defendant”).  Plaintiff and Defendant are referred to herein collectively as the “Parties,” and each of them individually as a “Party.”

RECITALS

WHEREAS, Plaintiff contends that a Warrant Agreement between SilverBox Engaged Merger Corp I and Continental Stock Transfer & Trust Company, dated as of February 25, 2021 (the “Warrant Agreement”), governs warrants (the “Public Warrants”) exercisable into shares of Defendant’s Class A Common Stock underlying the Public Warrants (the “Warrant Shares”);

WHEREAS, Plaintiff contends that Defendant is the successor-in-interest to SilverBox Engaged Merger Corp I and assumed its obligations under the Warrant Agreement;

WHEREAS, between January 13, 2022 and May 4, 2022, Plaintiff alleges to have acquired more than 1.4 million Public Warrants of Defendant and attempted to exercise certain of those Public Warrants beginning on March 11, 2022, but was prevented from doing so by Defendant’s alleged breach of the Warrant Agreement;

WHEREAS, on May 15, 2024, Plaintiff filed a Complaint against Defendant in U.S. District Court for the Southern District of New York, in an action captioned Alta Partners, LLC v. BRC Inc. (Case No. 24-cv-03741) (the “Action”), asserting claims for (i) breach of contract for Defendant’s alleged refusal to permit exercise of the Public Warrants, and (ii) in the alternative, breach of contract for Defendant’s alleged failure to use reasonable best efforts to register the Warrant Shares and maintain a current prospectus;

WHEREAS, Defendant disputes the claims set forth in the Action and denies that Plaintiff is entitled to damages or any other relief from Defendant; and

WHEREAS, the Parties now enter into this Settlement Agreement and Release to permanently settle, compromise, resolve, and put to rest any and all claims and causes of action between them, known or unknown, including but not limited to all claims that were or could have been asserted by any Party in the Action or in any litigation, action, or proceeding that could have been brought prior to the date of this Settlement Agreement and Release (all such claims and causes of action, the “Claims”).

NOW THEREFORE, in consideration of the promises and undertakings set forth below, for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound hereby, Plaintiff and Defendant agree to the following terms:

1.	SETTLEMENT PAYMENT AND DISMISSAL.

1.1.
In full settlement of the Claims, the Parties hereby agree that, on the date hereof: (A) Plaintiff shall pay to Defendant $1,000,000 (the “Settlement Amount”) and (B) upon receipt of the wire transfer, Defendant shall immediately or as soon thereafter as possible issue or cause its transfer agent (the “Transfer Agent”) to issue 2,300,100 shares of the Company’s Class A Common Stock (the “Settlement Shares”) to Plaintiff in book-entry form.

1.2.	The Settlement Amount shall be paid to Defendant in full via wire transfer, in immediately available funds, to the account of Defendant set forth on Exhibit 1.
1.3.
Immediately following Defendant’s receipt of the Settlement Amount, Defendant shall instruct the Transfer Agent to immediately or as soon thereafter as possible deliver the Settlement Shares to Plaintiff.  Specifically, Defendant shall instruct the Transfer Agent to immediately or as soon thereafter as possible (A) record Plaintiff’s ownership of the Settlement Shares on the Transfer Agent’s books and records and (B) permit any broker to credit Plaintiff’s Depository Trust Company (“DTC”) account, whether via DRS profile or through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system pursuant to Plaintiff’s DWAC Instructions for Settlement Shares as set forth in Exhibit 2.

1.4.
The Parties acknowledge that Plaintiff’s payment of the Settlement Amount to Defendant shall precede Defendant’s delivery of the Settlement Shares to Plaintiff and that, consequently, time is of the essence.  If for any reason (A) Plaintiff’s ownership of the Settlement Shares is not recorded on the Transfer Agent’s books and records or (B) Plaintiff’s broker is not permitted to credit Plaintiff’s DTC account with the Settlement Shares in accordance with Paragraph 1.3, in each case within one business day of the day on which Plaintiff wires Defendant the Settlement Funds in accordance with Paragraph 1.2, Defendant shall immediately or as soon thereafter as possible return the Settlement Amount to Plaintiff in full via wire transfer, in immediately available funds, to the account of Plaintiff set forth in Exhibit 2.  Upon Defendant’s return of the Settlement Amount to Plaintiff, the Parties shall have no further obligations under this Settlement Agreement and Release.

1.5.
Within three (3) business days of Plaintiff’s receipt of the Settlement Shares referred to in Paragraphs 1.1(B) and 1.3, the Parties will execute, and Plaintiff will file with the Court, a Stipulation of Voluntary Dismissal with Prejudice in the form attached hereto as Exhibit 3.

1.6.
Notwithstanding anything to the contrary, Defendant shall have no obligations under this Settlement Agreement and Release if Defendant does not receive timely payment of the Settlement Amount in accordance with Paragraph 1.

1.7.	All references to money or specific dollar amounts in this Settlement Agreement and Release are in United States Dollars.

2.	SECURITIES REPRESENTATION AND WARRANTIES.

2.1.
Registration. Plaintiff acknowledges that the Settlement Shares will be issued pursuant to Defendant’s registration statement on Form S-3 (Registration No. 333- 270727) filed under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 30, 2023, the base prospectus included therein (the “Base Prospectus”) and the related prospectus supplement, dated of even date herewith (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”), containing certain information regarding the Settlement Shares and the issuance thereof.

2.2.	Acknowledgement of Delivery. Plaintiff acknowledges that Defendant has delivered a copy of the Prospectus to it prior to Plaintiff’s execution and delivery of this Settlement Agreement and Release.
2.3.
Material Non-Public Information. Defendant represents and warrants that it has not provided Plaintiff or any of its agents, advisors, or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning Defendant or any of its subsidiaries, other than the existence of the transactions contemplated by this Settlement Agreement and Release as disclosed in the Prospectus Supplement.

3.	GENERAL RELEASES.

3.1.
Plaintiff’s General Release. Effective upon Plaintiff’s receipt of the Settlement Shares and upon satisfaction of Paragraphs 1.1, 1.2, and 1.3 above, Plaintiff on its own behalf and on behalf of its parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, unitholders, partners, limited partners, general partners, principals, members, owners, directors, officers, employees, representatives, agents, contractors, insurers, attorneys, auditors, accountants, family members, executors, trustees, beneficiaries, administrators, divisions and affiliated entities, whether past, present or future (collectively, the “Plaintiff Releasors”), fully, finally and irrevocably release Defendant and any of its respective parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, unitholders, partners, limited partners, general partners, principals, members, owners, directors, officers, employees, representatives, agents, contractors, insurers, attorneys, auditors, accountants, family members, executors, trustees, beneficiaries, administrators, divisions and affiliated entities, whether past, present or future (collectively, the “Defendant Released Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, attorney fees, penalties, interests, fines, losses, costs of any kind, and demands whatsoever, in law, admiralty or equity, which the Plaintiff Releasors ever had, now have or in the future may claim to have against the Defendant Released Parties for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement Agreement and Release, whether presently known or unknown, foreseen or unforeseen (collectively, the “Plaintiff’s Released Claims”).  The provisions of this Paragraph 3.1 do not, however, extend or apply to, or in any way limit or affect any rights or obligations under, this Settlement Agreement and Release.

3.2.
Defendant’s General Release. Effective upon Plaintiff’s receipt of the Settlement Shares and upon satisfaction of Paragraphs 1.1, 1.2, and 1.3 above, Defendant on its own behalf and on behalf of its parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, unitholders, partners, limited partners, general partners, principals, members, owners, directors, officers, employees, representatives, agents, contractors, insurers, attorneys, auditors, accountants, family members, executors, trustees, beneficiaries, administrators, divisions and affiliated entities, whether past, present or future (collectively, the “Defendant Releasors”), fully, finally and irrevocably release Plaintiff and any of its respective parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, unitholders, partners, limited partners, general partners, principals, members, owners, directors, officers, employees, representatives, agents, contractors, insurers, attorneys, auditors, accountants, family members, executors, trustees, beneficiaries, administrators, divisions and affiliated entities, whether past, present or future (collectively, the “Plaintiff Released Parties”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, attorney fees, penalties, interests, fines, losses, costs of any kind, and demands whatsoever, in law, admiralty or equity, which the Defendant Releasors ever had, now have or in the future may claim to have against the Plaintiff Released Parties for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Settlement Agreement and Release, whether presently known or unknown, foreseen or unforeseen (collectively, the “Defendant’s Released Claims”).  The provisions of this Paragraph 3.2 do not, however, extend or apply to, or in any way limit or affect any rights or obligations under, this Settlement Agreement and Release.

3.3.
No Assignment or Release. Plaintiff represents and warrants that there has been no assignment or other transfer of any interest in any of Plaintiff’s Released Claims which they may have against any of the Defendant Released Parties.

3.4.
Claims Not Released. Notwithstanding the foregoing Paragraph 3.1 and Paragraph 3.2, neither of the Parties intends to, and each Party expressly does not, release the other Party from the obligations of this Settlement Agreement and Release and/or any claims, demands, actions, causes of action, suits, damages, losses, attorneys’ fees, sanctions and/or expenses arising from any breach or default under this Settlement Agreement and Release.

4.	MUTUAL STANDSTILL. Each of the Parties individually agrees that such Party shall not take any action that violates this Settlement Agreement and Release.

5.
PUBLIC STATEMENTS. The Parties may state, in substance but not necessarily verbatim, that: “Alta Partners and Black Rifle Coffee Company have amicably resolved their dispute on mutually beneficial terms.  As part of this resolution, Alta has become a valued shareholder in BRC, reflecting our shared confidence in the company’s future.  Both parties are pleased to put this matter behind them and look forward to BRC’s continued growth and success in the specialty coffee market.”

6.
NON‑DISPARAGEMENT. The Parties agree that they will not, orally or in writing, make or express any comment, view, or opinion, with respect to any Plaintiff’s Released Claim or Defendant’s Released Claim, critical or disparaging of the other Party.  Nothing in this Paragraph 6, however, will restrict Plaintiff’s ability to (i) pursue claims, similar to the Claims, against other parties, or (ii) express disagreement with or criticism of Defendant’s business and/or management, including seeking the replacement of Defendant’s directors and/or officers, in Plaintiff’s capacity as a shareholder.

7.	NOTICES.

7.1.
Any notice, request or instruction or other document to be given by any Party to this Settlement Agreement and Release to any other Party to this Settlement Agreement and Release will be in writing and delivered via email according to the following instructions.

7.2.
All notices shall be sent to the parties as follows (or at such other addresses as may be designated by written notice given in the manner prescribed herein):

To Plaintiff:

Justin M. Sher, Esq.
Max Tanner, Esq.
SHER TREMONTE LLP
90 Broad Street, 23rd Floor
New York, NY 10004
Email: jsher@shertremonte.com
Email: mtanner@shertremonte.com

To Defendant:

Andrew McCormick
Email: andrew.mccormick@blackriflecoffee.com

With a copy to:

Jason Sternberg
Quinn Emanuel Urquhart & Sullivan, LLP
2601 S. Bayshore Dr., Suite 1550
Miami, FL 33133
Attn:  Jason Sternberg, Esq.
Email:  jasonsternberg@quinnemanuel.com

8.
NO ADMISSION. By entering into this Settlement Agreement and Release, no Party is admitting any fault or liability of any kind whatsoever to each other or to any third party.  Nothing in this Settlement Agreement and Release is or shall be construed to be an admission of liability or wrongdoing by any Party.  The Parties further agree and acknowledge that neither this Settlement Agreement and Release, nor the terms thereof or negotiations relating thereto, shall be offered in evidence in any action or proceeding for any purpose whatsoever, except to enforce the terms hereof or in any proceeding in which the terms of this Settlement Agreement and Release are applicable.

9.
AUTHORITY TO EXECUTE. Each Party and signatory to this Settlement Agreement and Release represents and warrants that it is duly authorized to execute this Settlement Agreement and Release and to enter into the settlement described herein.  No undertaking or obligation contained herein conflicts with any contracts or obligations to which any Party to this Settlement Agreement and Release is a party.  Each Party further represents that such Party is the current and exclusive owner of all Plaintiff’s Released Claims or Defendant’s Released Claims which it releases pursuant to this Settlement Agreement and Release (or has obtained the authorization of the owner of such claims), that it has not assigned or otherwise transferred to any person or entity any of the Plaintiff’s Released Claims or Defendant’s Released Claims which it releases pursuant to this Settlement Agreement and Release, and that no other person may assert any Plaintiff’s Released Claim or Defendant’s Released Claim or any claim based on or derived from any Plaintiff’s Released Claim or Defendant’s Released Claim.

10.
ENTIRE AGREEMENT. This Settlement Agreement and Release (including the Exhibits hereto) contains all of the representations and warranties, express and implied, oral and written, between and among the Parties hereto, and the entire understanding and agreement between and among the Parties, with respect to the subject matter hereof or of the Action.  All prior and contemporaneous conversations, discussions, negotiations, proposed agreements and agreements, covenants, understandings, representations and warranties with respect to the subject matter hereof or of the Action are merged herein, waived, superseded and replaced in total by this Settlement Agreement and Release.

11.	AMENDMENT. The terms of this Settlement Agreement and Release shall not be altered, amended, modified, or otherwise changed in any respect except by a writing duly executed by the Parties.

12.	INCORPORATION. The WHEREAS clauses and the Exhibits hereto are incorporated herein and made part of this Settlement Agreement and Release.

13.
NO RELIANCE. Each of the Parties to this Settlement Agreement and Release represents, warrants, and agrees that in executing this Settlement Agreement and Release, it has placed no reliance whatsoever on any statement, representation, or promise of any other Party or any other person or entity, not expressly set forth herein, or upon the failure of any other Party or any other person or entity to make any statement, representation or disclosure of anything whatsoever.  Each Party received prior independent legal advice from legal counsel of such Party’s choice with respect to the advisability of making the settlement provided for in this Settlement Agreement and Release and with respect to the advisability of executing this Settlement Agreement and Release.

14.
HEIRS AND SUCCESSORS BOUND. This Settlement Agreement and Release shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors, assigns, and any corporation, company, partnership, or other entity into or with which any Party hereto may merge, consolidate, or reorganize.

15.
ATTORNEYS’ FEES AND COSTS. The Parties agree that each Party will bear its own costs and expenses, including attorneys’ fees and experts’ fees, incurred in connection with the Action, and with respect to the preparation, revision and execution of this Settlement Agreement and Release, and that neither Party will seek reimbursement from the other for any such costs or expenses, including attorneys’ fees or experts’ fees.

16.
CHOICE OF LAW AND VENUE. This Settlement Agreement and Release shall be construed in accordance with, and governed by, the internal substantive law of the State of New York, regardless of the choice of law or conflict of law provisions of New York or any other jurisdiction.  Any action, suit, or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Settlement Agreement and Release, or arising out of a breach of this Settlement Agreement and Release, or arising out of or related to this Settlement Agreement and Release, shall be brought exclusively in the United State District Court for the Southern District of New York (or, if such court declines jurisdiction, the Commercial Division of the Supreme Court of the State of New York) in the County of New York.  The Parties expressly consent to jurisdiction and venue in such forum.  The Parties consent to service of process in any such action by certified mail addressed in accordance with the notice provisions of this Settlement Agreement and Release, without prejudice to service of process by any other means authorized by law.

17.
LITIGATION COSTS AND EXPENSES. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Settlement Agreement and Release, the prevailing Party in the suit, action, or proceeding shall be entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing Party in conducting or defending the suit, action, or proceeding, including, without limitation, attorneys’ fees and expenses and court costs.

18.
SEVERABILITY. If any part of this Settlement Agreement and Release is determined to be unenforceable under any law whatsoever, the remaining parts of this Settlement Agreement and Release shall be given full effect, so long as the economic or legal substance of the transactions completed hereby is not affected in any manner materially adverse to any Party.  The Parties agree that if any portion of this Settlement Agreement and Release or this Settlement Agreement and Release in whole are found unenforceable under any law whatsoever, the Parties will execute and deliver such additional documents as may be convenient or necessary for the purpose of effectuating settlement and release of claims as set forth above.

19.
NO PRESUMPTION. This Settlement Agreement and Release shall be deemed drafted by the Parties at arm’s length with advice of counsel for purposes of its interpretation and enforcement.  The Parties agree and direct that the rule of contract construction providing that any ambiguity should be interpreted against the drafting party shall not apply or be applied to this Settlement Agreement and Release or to any modifications of or amendments to this Settlement Agreement and Release.  This Settlement Agreement and Release shall be construed and interpreted fairly, in accordance with the plain meaning of its terms.

20.
MODIFICATION. This Settlement Agreement and Release may not be altered, amended, or extinguished except by a writing that expressly refers to this instrument and is signed subsequent to the date of this instrument by duly authorized representatives of the respective Parties.

21.
NO WAIVER OF BREACH.  No waiver of any breach of any term or provisions of this Settlement Agreement and Release shall be construed to be, or shall be, a waiver of any other breach of this Settlement Agreement and Release.  No waiver shall be binding unless in writing and signed by the Party waiving the breach.  Failure to enforce, or delays in enforcing, the terms of this Settlement Agreement and Release against any breach thereof shall not act as a waiver of any such breaches or of any subsequent breaches.

22.
SUFFICIENCY OF CONSIDERATION. The Parties acknowledge that the covenants contained in this Settlement Agreement and Release provide good and sufficient consideration for every promise, duty, release, obligation, agreement, and right contained in this Settlement Agreement and Release.

23.
COUNTERPARTS. The Parties agree that this Settlement Agreement and Release may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  This Settlement Agreement and Release may be delivered by facsimile or emailed PDF, and the Parties agree that such facsimile or PDF delivery shall have the same force and effect as delivery of an original document with original signatures, and that each Party may use such facsimile or PDF copies as evidence of the execution and delivery of this Settlement Agreement and Release by all Parties to the same extent that an original signature could be used.

24.
OPPORTUNITY TO CONSIDER AND CONFER. The Parties acknowledge that each Party has had the opportunity to read, study, consider, and deliberate upon this Settlement Agreement and Release and has had the opportunity to consult with counsel, and that all Parties fully understand and are in complete agreement with all of the terms of this Settlement Agreement and Release.

25.
FURTHER ASSURANCES. The Parties shall cooperate fully, execute any and all supplementary documents, and take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Settlement Agreement and Release.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement and Release effective as of the date of the last signature below.

Dated:	June 20, 2025	ALTA PARTNERS, LLC

		By:	/s/ Steven M. Cohen
Name: Steven M. Cohen
Title: Managing Member
Dated:	June 20, 2025	BRC INC.

		By:	/s/ Christopher Mondzelewski
Name: Christopher Mondzelewski
Title: Chief Executive Officer